EXHIBIT 33.2

          Report on Assessment with Compliance with Servicing Criteria for Asset-Backed Securities
                         (The Huntington National Bank)

     Management's Report on Assessment of Compliance with SEC Regulation AB
                               Servicing Criteria

The Huntington National Bank, (the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 (the "Reporting Period") with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB, except for criteria 1122(d)(1)(ii), (d)(1)(iii), (d)(2)(vi),
(d)(3)(i.C), (d)(3)(i.D), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), and
(d)(4)(xiii), which the Asserting Party has concluded are not applicable to the activities it performs with respect to the automobile loans and leases covered by this report (such criteria, after giving effect to the exceptions identified above, the "Applicable Servicing Criteria"). The loans are leases covered by this report include the asset-backed transactions included in Appendix A (the "Automobile Loan and Lease Platform"). The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the Automobile Loan and Lease Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.

The Huntington National Bank, as Servicer:

By:  /s/ Timothy R. Barber
     ------------------
Name:    Timothy R. Barber
Title:   Senior Vice President and Credit Policy Manager
Date:    March 15, 2007

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                                   Appendix A

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for automobile loans and leases sold to the following trusts:

GS Auto Loan Trust 2003-1
Morgan Stanley Auto Loan Trust 2003-HB1
GS Whole Loan Trust
Morgan Stanley Auto Loan Trust 2004-HB1
Morgan Stanley Auto Loan Trust 2004-HB2
GS Whole Loan Trust II
GS Auto Loan Trust 2006-1
Huntington Auto Loan Trust 2006